Exhibit 10.1

AMENDMENT TO CONSULTING AGREEMENT

Dated as of April 29, 2007

WHEREAS, Casual Male Retail Group, Inc. (formerly Designs, Inc., the “Corporation”) and Jewelcor Management, Inc. (the “Independent Contractor”) entered into a certain Consulting Agreement dated April 29, 2000, as amended by Letter Agreement dated April 28, 2001, by Letter Agreement dated April 28, 2002, by Amendment to Consulting Agreement dated April 29, 2003, by Amendment to Consulting Agreement dated April 26, 2004, by Amendment to Consulting Agreement dated August 26, 2004, by Amendment to Consulting Agreement dated June 15, 2005 and as amended by Letter Agreement dated May 26, 2006 (hereinafter referred to as “the Agreement”), and

WHEREAS, Corporation and Independent Contractor wish to amend, modify and/or restate certain terms, provisions, conditions and covenants of the Agreement.

NOW THEREFORE, for and in consideration of the foregoing, the mutual promises and covenants set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the Corporation and Independent Contractor hereby agree to amend the Agreement as follows:

1. Term of Agreement. Paragraph 1 of Amendment to Consulting Agreement dated April 29, 2003 shall be amended to read as follows:

The term of the Agreement shall be extended for a period of two years, with the period commencing on April 29, 2007. The term can be further extended only by agreement of both the Corporation and Independent Contractor.

2. Duties. The Independent Contractor will be responsible on the Board’s behalf for overseeing the direction and execution of transactions concerning the strategic direction of the Corporation, including

a.	any significant acquisitions or dispositions;

b.	any merger, business combination or sale of the Corporation or of substantially all of its assets;

c.	any debt or equity financing and/or refinancing;

d.	any strategic partnering; and

e.	any other major contracts or transactions that the Board of Directors deems to be “strategic.”

3. Compensation

Effective as of the date of this Agreement, subject to the provisions of Section 4 of the Agreement, the fixed non-bonus consideration to be furnished to the Independent Contractor (or to Seymour Holtzman if the Independent Contractor so directs) by the Corporation for the Services rendered by the Independent Contractor under the Agreement shall consist of annual compensation of $575,000.

Section 4.5 of the Agreement shall be amended to read as follows:

Independent Contractor is not eligible to future participation in any current executive incentive or bonus program. However, the Board of Directors, at its own discretion, may choose to award a bonus to Independent Contractor if it determines that the Independent Contractor’s performance in carrying out its duties (as described in Paragraph 2 of this Amendment) has been outstanding, substantially exceeding the Board’s expectations.

THE REMAINING terms of the Agreement shall remain in full force and effect without change.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Consulting Agreement as a sealed instrument, in any number of counterpart copies, each of which shall be deemed an original for all purposes, as of the day and year first written above.

JEWELCOR MANAGEMENT, INC.

By: /s/ Seymour Holtzman

Seymour Holtzman

May 30, 2007

CASUAL MALE RETAIL GROUP, INC.

By: /s/ David A. Levin

David A. Levin

May 30, 2007

By: /s/ Dennis R. Hernreich

Dennis R. Hernreich

May 30, 2007